Exhibit 5.1

August 2, 2019
Portland General Electric Company
121 SW Salmon Street
Portland, Oregon 97204
Ladies and Gentlemen:
In my capacity as General Counsel of Portland General Electric Company, an Oregon corporation (the “Company”), I am delivering this opinion in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated August 2, 2019 (the “Prospectus Supplement”), to the prospectus, dated August 2, 2019 (the “Base Prospectus,” and together with the Prospectus Supplement, the “Prospectus”), included as part of the automatic shelf registration statement on Form S-3 of the Company (File No. 333-232976) (the “Registration Statement”), relating to the offering (the “Offering”) by the Company of 2,467,116 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”), which may be sold by the Company from time to time pursuant to its Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), as described in the Prospectus Supplement.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, I or attorneys under my supervision (with whom I have consulted) have examined originals or copies, certified or otherwise identified to my satisfaction, of: (i) Order No. 10-352 of the Public Utility Commission of Oregon, approving the issuance of 2,500,000 shares of Common Stock pursuant to the DRIP, (ii) certain resolutions adopted by the Board of Directors of the Company relating to the approval of the issuance of the Shares and related matters, (iii) a specimen certificate of Common Stock, (iv) certain resolutions adopted by the Board of Directors of the Company relating to the approval of the registration and sale of the Shares and related matters, (v) the Registration Statement and the exhibits thereto, (vi) the Prospectus, (vii) the Third Amended and Restated Articles of Incorporation of the Company, as currently in effect, and (viii) the Eleventh Amended and Restated Bylaws of the Company, as currently in effect. I or attorneys under my supervision (with whom I have consulted) have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I or attorneys under my supervision (with whom I have consulted) have deemed necessary or appropriate as a basis for the opinion set forth herein.
In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies and the authenticity of the originals of such copies. In making my examination of executed documents or documents to be executed, I or attorneys under my supervision (with whom I have consulted) have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. As to any facts material to this opinion that I or attorneys under my supervision (with whom I have consulted) did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.
I am admitted to practice law in the State of Oregon, and I do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Oregon, and I do not express any opinion as to the effect of any other laws on the opinion stated herein. This opinion is limited to the laws as in effect on the date hereof.
Based upon the foregoing and subject to qualifications and assumptions stated herein, I am of the opinion that, upon issuance of the Shares in exchange for the consideration therefor set forth in the DRIP, the Shares will be duly authorized, validly issued, fully paid and nonassessable.
I hereby consent to the reference to me under the heading “Legal Matters” in the prospectuses constituting part of the Registration Statement. I also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities

Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Lisa A. Kaner
Lisa A. Kaner General Counsel